UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2018

PERRY ELLIS INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)
Florida (State or other jurisdiction of incorporation)	0-21764 (Commission File No.)	59-1162998 (IRS Employer Identification No.)

3000 N.W. 107th Avenue Miami, Florida (Address of principal executive offices)	33172 (Zip Code)

(305) 592-2830
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                                                                                                                                                                                                                                  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                                                                                                                                            ☐

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Intent to Redeem 7.875% Senior Subordinated Notes due 2019

On April 18, 2018, Perry Ellis International, Inc. (the "Company") notified U.S. Bank National Association, as Trustee, of its intent to redeem the remaining $50 million of its outstanding 7.875% Senior Subordinated Notes due in 2019 (the "Notes"), and, accordingly, a notice of redemption will be sent by U.S. Bank National Association to the registered holders of the Notes. The total redemption price for the Notes is expected to be approximately $50.6 million, which amount includes 100.00% of the principal amount of the Notes as well as accrued and unpaid interest to, but not including, the redemption date, which will be on May 29, 2018.  Upon the redemption by the Company of the Notes, none of the Notes will remain outstanding. The Company expects to pay the redemption price for the Notes with repatriated funds and from its senior credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

By:    /s/ Tricia Thompkins________________
Name:  Tricia Thompkins
Title:    EVP, General Counsel & Secretary

Dated:  April 18, 2018